Exhibit 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Executive Vice President / CFO
Bradley T. Howes
Investor Relations Officer
(248) 312-2000

FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS FOURTH QUARTER AND
FULL YEAR 2010 RESULTS
TROY, Mich. (January 25, 2011) — Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank FSB, today reported its annual and fourth quarter results for 2010.
“Flagstar Bank made significant progress in 2010 toward improving our asset quality, de-risking our balance sheet and strengthening our capital base. We also continued to build top notch management by attracting new talent to our leadership team, maintained our leadership position as a premier mortgage lender, and have begun seeing the returns from our transformation to a super community bank through growth in new accounts and business banking relationships”, commented Joseph P. Campanelli, Chairman of the Board, President and CEO.
The Company reduced its net loss by 23% during the year ended December 31, 2010, as compared to the same period for 2009. For the year ended December 31, 2010, the net loss applicable to common stockholders totaled $(393.6) million, or $(2.44) per share (diluted) based on average shares outstanding of 161,565,000, as compared to a net loss of $(513.8) million, or $(16.17) per share (diluted) based on average shares outstanding of 31,766,000 during the same period in 2009. The loss for 2010 included a loss of $176.5 million related to its sale of non-performing residential loans during the fourth quarter.
For fourth quarter 2010, the Company had a net loss applicable to common stockholders of $(192.1) million, or $(0.74) per share (diluted) based on average shares outstanding of 259,946,000, as compared to a third quarter 2010 net loss of $(22.6) million, or $(0.15) per share (diluted) based on average shares outstanding of 153,405,000. This loss included a loss of $176.5 million related to its sale of non-performing residential loans during the fourth quarter. As of December 31, 2010 there were 553,313,000 shares outstanding. Fourth quarter 2009 net loss was $(71.6) million, or $(1.53) per share (diluted) based on average shares outstanding of 46,862,000.
Key Items for Fourth Quarter:
•	Completed public equity offering of $400.0 million.

•	Sold $474.0 million of non-performing residential first mortgage loans and transferred $104.2 million of similar loans to available-for-sale, marking them to fair value.

•	Originated residential mortgages of $9.2 billion, an increase of 20% from prior quarter.

•	Improved net interest margin to 2.08%, from 1.55% in prior quarter.

•	Increased loan fees up 17% from prior quarter, to $28.6 million.

•	Increased net servicing revenue up 21% from prior quarter, to $28.1 million.

•	Decreased asset resolution expense related to non-performing residential and commercial loans, by 12% from the prior quarter to $30.0 million.

•	Decreased non-performing loans held for investment by 65% from prior quarter.
Asset Quality
As previously announced on November 15, 2010, the Company sold $474.0 million of non-performing residential first mortgage loans and transferred $104.2 million in such loans to the available-for-sale category, resulting in a $176.5 million loss reflected as an increase in the provision for loan losses.
Non-performing assets held for investment decreased to $498.0 million at December 31, 2010, from $1.1 billion at September 30, 2010 and $1.3 billion at December 31, 2009. Non-performing residential first mortgage loans available for sale, which were transferred to this category in November totaled $94.9 million (with a fair value of $45.6 million), at December 31, 2010. This category of assets is comprised of non-performing loans (i.e., loans 90 days or more past due, and matured loans), real estate owned and net repurchased assets, and it excludes repurchased assets that are insured by the Federal Housing Agency (FHA). The decline in non-performing assets includes the sale of $474.0 million in non-performing residential first mortgage loans and the transfer of $104.2 million of non-performing loans to the available-for-sale category.
The allowance for loan losses at December 31, 2010 decreased to $274.0 million from $474.0 million at September 30, 2010 and equaled 4.35% of loans held for investment and 86.1% of non-performing loans held-for-investment. The allowance for loan losses at September 30, 2010 equaled 6.48% of loans held for investment and 52.0% of non-performing loans held-for-investment. At December 31, 2009, the allowance for loan losses was $524.0 million and equaled 6.79% of loans held for investment and 48.9% of non-performing loans. The decline in the allowance resulted principally from the sale of non-performing residential loans and the transfer of similar loans to the available-for-sale category and the concurrent charge-off of the related allowance.
Non-performing residential first mortgage loans held for investment decreased 82%, to $119.9 million at December 31, 2010, as compared to $651.9 million at September 30, 2010. The decrease reflected the sale of certain non-performing loans and the transfer of the additional non-performing loans to the available-for-sale category as discussed above. Non-performing commercial real estate mortgages decreased to $175.6 million at December 31, 2010 as compared to $238.6 million at September 30, 2010, principally due to charge-offs and continuing efforts to dispose of these assets.
The Company maintains a secondary marketing reserve on its balance sheet, which reflects the estimate of losses that it expects to incur on loans that it sold or securitized into the secondary market. At December 31, 2010, the secondary marketing reserve was $79.4 million, as compared to $77.5 million at September 30, 2010 and $66.0 million at December 31, 2009. For the fourth quarter 2010, the Company incurred a secondary marketing reserve provision expense of $10.3 million, as compared to $13.0 million in the third quarter 2010.
Capital
Flagstar Bank remained “well-capitalized” for regulatory purposes at December 31, 2010, with regulatory capital ratios of 9.61% for Tier 1 capital and 18.49% for total risk-based capital. The Company had a tangible common equity ratio of 7.4% at December 31, 2010.
On November 2, 2010, the Company announced that it completed public equity offerings of $400 million, comprised of common stock and convertible preferred stock. The public offerings resulted in aggregate net proceeds of $385.8 million, after deducting underwriting fees and estimated offering expenses. On December 21, 2010, at a special meeting of stockholders, stockholders approved a proposal to increase the number of shares of common stock, $0.01 par value per share, issuable by the Company from 300,000,000 to 700,000,000. As a result of the stockholder approval, the convertible preferred shares outstanding on the conversion date, December 22, 2010, automatically converted into 283,845,000 shares of common stock, bringing the total number of common shares outstanding at December 31, 2010 to 553,313,000 shares.

Mortgage Banking Operations
In the fourth quarter 2010, gain on loan sales was $76.9 million, as compared to $103.2 million for the third quarter 2010 and $96.5 million for the fourth quarter 2009. This reflects the decrease in interest rate lock commitments and a decline in margin. Gain on loan sale margins decreased to 0.89% for the fourth quarter 2010, as compared to 1.35% for both the third quarter 2010 and the fourth quarter 2009.
Mortgage rate lock commitments decreased to $8.9 billion during the fourth quarter 2010 as compared to $11.0 billion during the third quarter 2010 and increased slightly from $7.9 billion during the fourth quarter 2009. Loan production, substantially comprised of agency-eligible residential first mortgage loans, increased to $9.2 billion in the fourth quarter 2010, as compared to $7.6 billion in the third quarter 2010 and $6.9 billion in the fourth quarter 2009. Loan sales for the fourth quarter of 2010 were $8.6 billion, as compared to $7.6 billion for the third quarter 2010 and $7.1 billion for the fourth quarter 2009.
For the twelve months ended December 31, 2010 gain on loan sales decreased 41% to $297.0 million as compared to $501.3 million for the twelve months ended December 31, 2009. This decrease reflects the 18% decrease in loan sales volume to $26.5 billion for the year ended December 31, 2010, compared to $32.3 billion for the same period 2009. Gain on sale margin decreased to 1.12% for the year ended December 31, 2010 from 1.55% for the 2009 period.
For the twelve months ended December 31, 2010, loan production was $26.6 billion, which was comprised of $15.5 billion originated through the correspondent channel, $9.1 billion originated through the broker channel and $2.0 billion originated through the retail channel, as compared to $32.4 billion for the twelve months ended December 31, 2009.
At December 31, 2010, loans serviced for others totaled $56.0 billion and had a weighted average servicing fee of 30.8 basis points. This was an increase from $52.3 billion at September 30, 2010 with a weighted average servicing fee of 31.5 basis points, and a slight decrease from $56.5 billion at December 31, 2009 with a weighted average servicing fee of 32.1 basis points.
Net Interest Margin
Net interest margin for the Bank increased to 2.08% for the fourth quarter 2010 as compared to 1.55% for the third quarter 2010 and 1.67% for the fourth quarter 2009. The increase from third quarter 2010 reflects a 0.54% decline in funding costs and a 3.7% decline in average interest bearing liabilities to $10.7 billion, which was partially offset by a 0.3% decrease in earning asset yields and a decline in average interest earning assets to $10.8 billion for the fourth quarter 2010. The decline in funding costs during the fourth quarter was due to reduced borrowings and rates associated with Federal Home Loan Bank (FHLB) advances and the payoff during the third quarter of 2010 all of the remaining repurchase agreements.
Net interest margin for the Bank for the year ended December 31, 2010 was 1.64% as compared to 1.65% for the twelve months ended December 31, 2009. This decrease reflects a 0.70% decline in funding costs and a decrease in average interest bearing liabilities of $2.1 billion, for the year ended December 31, 2010 as compared to the same period for 2009. It also reflects a 0.65% decline in yield on earning assets and a $2.3 billion decrease in average earning assets when compared to the year ended December 31, 2009.
As part of the Bank’s focus on reducing its borrowing costs, it initiated a restructuring of several of its FHLB advances intended to better match its funding maturities with asset maturities to maintain an asset sensitive balance sheet and obtain the benefit of the current lower interest rate environment. To this end, the Bank prepaid $500 million in advances otherwise due in 2011 and restructured seven other advances totaling $1.9 billion to extend maturities during which time the now-current interest rates would apply.
In addition, the Bank reduced its deposit funding costs as higher yielding certificates of deposit matured and were replaced with lower-cost deposits. These deposits included both retail and government certificates of deposits, as to which the average rate on retail certificates of deposits declined 0.60% during the fourth quarter of 2010 and 0.97% for the year ended December 31, 2010, while government certificate rates declined 0.14% and 0.72% for the quarter ended and year ended December 31, 2010, respectively. This caused the overall deposit costs to decline 0.40% and 0.84% for the fourth quarter of 2010 and the year ended December 31, 2010, respectively.

Net Interest Income
•	Fourth quarter 2010 net interest income increased to $54.4 million, as compared to $41.1 million during the third quarter 2010 and $47.2 million during the fourth quarter 2009. The increase reflects a 0.55% decrease in funding costs offset by a 0.03% decrease in the average yield. Net interest income for the twelve months ended December 31, 2010 declined to $175.6 million from $211.5 million for the same 2009 period.

•	Fourth quarter loan loss provisions of $225.4 million included $176.5 million in losses recorded on the non-performing loan sale and the reclassification of non-performing loans to the available for sale portfolio. Loan loss provisions for the year ended December 31, 2010 decreased 15% to $426.4 million from $504.4 million for the year ended December 31, 2009.
Non-interest Income
Fourth quarter non-interest income equaled $136.5 million, as compared to $144.9 million for the third quarter 2010 and $131.6 million for the fourth quarter 2009. For the year ended December 31, 2010 non-interest income totaled $453.7 million as compared to $523.3 million for the same 2009 period. Non-interest income included the following components:
•	Gain on loan sales decreased $26.3 million to $76.9 million, compared to $103.2 million for the third quarter 2010, reflecting the decrease in margin for the fourth quarter of 2010 to 0.89% from 1.35% for the third quarter 2010 and the decline in interest rate locks on mortgage loans to $8.9 billion in the fourth quarter 2010 from $11.0 billion in the third quarter 2010. Residential mortgage loan sales were $8.6 billion for the fourth quarter of 2010 as compared to $7.6 billion in the third quarter 2010. For the year ended December 31, 2010, the gain on loan sales was $297.0 million as compared to $501.3 million for the same period in 2009. The 41% decline is reflective of the decline in both the volume of loan sales and the margin.

•	Net servicing revenue, which is the combination of net loan administration income and the related hedging effect of gain (loss) on trading securities, increased 21% to $28.1 million during fourth quarter 2010 as compared to $23.2 million during third quarter 2010. The increase reflects a 7.5% increase in the average loans serviced for others portfolio to $54.3 billion for fourth quarter 2010 as compared to $50.5 billion for the third quarter 2010. Net servicing revenue for the year ended December 31, 2010 was $89.2 million, as compared to $13.0 million for the year ended December 31, 2009.

•	Loan fees, which arise from the origination of residential mortgage loans, increased 17% to $28.6 million for the fourth quarter 2010 as compared to $24.4 million for the third quarter 2010. The increase in loan fees reflected the 21% increase in originations to $9.2 billion during the fourth quarter 2010 as compared to $7.6 billion during the third quarter 2010. For the year ended December 31, 2010, loan fees declined 29% to $89.5 million from $125.2 million for the same 2009 period, reflecting the 17% decline in residential loan originations for the year ended December 31, 2010 to $26.6 billion as compared to $32.4 billion for the year ended December 31, 2009.

•	Other fees and charges were $(4.7) million, as compared to $(7.7) million for the third quarter 2010, principally as the result of a $2.6 million decrease in secondary market reserve provisions accrued for expected losses on loans repurchased from the secondary market. For the year ended December 31, 2010 and 2009, other fees and charges were a loss of $(41.1) million and $(50.0) million, respectively, which the decline reflects in part, the decline in the secondary market provisions to $61.5 million during 2010 as compared to $75.6 million during 2009.
Non-interest Expense
Non-interest expense decreased to $150.8 million for the fourth quarter 2010, as compared to $152.5 million for the third quarter 2010 and $151.0 million for the fourth quarter 2009. For the year ended December 31, 2010, non-interest expense declined to $575.7 million, as compared to $672.1 million for the 2009 period.

•	Asset resolution expenses, which are expenses associated with foreclosed property and repurchased assets, decreased 12% to $30.0 million, as compared to $34.2 million in the third quarter of 2010. The decline was principally due to the reduced amount of additional expenses experienced on foreclosed property and repurchased FHA-insured loans offset by an increase in gains recognized on sales of foreclosed properties. Asset resolution expenses related to foreclosed property arising from held-for-investment loans declined 22% in the fourth quarter of 2010 as compared to the third quarter 2010. Asset resolution expenses totaled $126.3 million for the year ended December 31, 2010 as compared to $96.6 million for the same period in 2009.

•	Compensation and benefits expense increased $6.3 million to $66.1 million in the fourth quarter of 2010, as compared to the third quarter 2010. The increase reflects the new employees to staff the new commercial lending initiatives, additional employees necessary to handle the increased loan production and an increase in incentive pay associated with increased loan underwriting activity. Commission expense increased $1.6 million, or 15%, to $12.6 million. This increase is consistent with the 21% increase in loan production for the fourth quarter 2010, as compared to the third quarter 2010. Compensation, benefits and commissions declined 20% to $238.2 million for the year ended December 31, 2010, reflecting a 48% decrease in commissions and an 11% decrease in compensation and benefits.

•	Loss on the early extinguishment of debt decreased $11.9 million during the fourth quarter 2010 compared to third quarter 2010, reflecting the prepayment of a $250.0 million advance from the FHLB in the third quarter and no such prepayment in the fourth quarter. For the year ended December 31, 2010, losses on early extinguishment of debt increased 27% to $20.8 million as the result of the prepayment of two advances totaling $500 million and the early payoff of $310.6 million in repurchase agreements during 2010 as compared to FHLB advance prepayments of $650 million during 2009.

•	The re-valuation of outstanding warrants at the end of fourth quarter 2010 resulted in expense of $7.9 million, as compared to income of $1.4 million recognized at the end of third quarter of 2010. The change in value resulted from an increase in the number of warrants to 6.9 million at December 31, 2010, due to the November 2, 2010 public equity offerings, and also from the increase in the market price of the Company’s common stock since the end of third quarter 2010. Warrant expense totaled $4.2 million for the year ended 2010 as compared to $23.3 million for the same period in 2009, reflecting the initial classification of the US Treasury warrants as liabilities during the first quarter of 2009.
Assets
Total assets at December 31, 2010 were $13.6 billion, as compared to $13.8 billion at September 30, 2010 and $14.0 billion at December 31, 2009. The decrease from September 30, 2010 reflected a continued run-off of and the sale of non-performing residential mortgage loans within the Bank’s held-for-investment portfolio, and decreases in interest-earning deposits, Federal Home Loan Bank stock and securities available for sale, partially offset by an increase in loans available for sale.
Funding Sources
The Bank’s primary sources of funds are deposits obtained through its 162 community banking branches and its internet banking platform as well as deposits obtained from municipalities and investment banking firms. Funds are also obtained from time to time through loan repayments and sales of loans and securities in the ordinary course of business, advances from the FHLB, community banking operations, customer escrow accounts and security repurchase agreements. The Bank relies upon several of these sources at any one time to address its daily and forecasted liquidity needs for operational requirements and policy levels while managing overall net interest costs. Retail deposits were $5.4 billion at December 31, 2010 and September 30, 2010 and $5.5 billion at December 31, 2009.
At December 31, 2010, the Bank had a collateralized $4.8 billion line of credit with the FHLB with $1.1 billion of remaining capacity.

Community Banking Operations
Flagstar Bank had 162 community banking branches at both December 31, 2010 and September 30, 2010, and 165 branches at December 31, 2009.
Earnings Conference Call
The Company’s quarterly earnings conference call will be held on Wednesday, January 26, 2011 from 11:00 a.m. until 12:00 noon (Eastern).
Questions for discussion at the conference call may be submitted in advance by e-mail to investors@flagstar.com or asked live during the conference call.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (866) 294-1212 toll free or (702) 696-4911 and use passcode: 36800260.
Flagstar Bancorp, with $13.6 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At December 31, 2010, Flagstar operated 162 banking centers in Michigan, Indiana and Georgia and 27 home loan centers in 13 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Years Ended
Summary of Consolidated	December 31,	September 30,	December 31,	December 31,	December 31,
Statements of Operations	2010	2010	2009	2010	2009
Interest income	$118,292	$123,217	$149,405	$497,737	$689,338
Interest expense	(63,876)	(82,103)	(102,205)	(322,118)	(477,798)

Net interest income	54,416	41,114	47,200	175,619	211,540
Provision for loan losses	(225,375)	(51,399)	(94,950)	(426,353)	(504,370)

Net interest loss after provision	(170,959)	(10,285)	(47,750)	(250,734)	(292,830)
Non-interest income
Deposit fees and charges	7,385	7,585	8,774	32,181	32,429
Loan fees and charges	28,605	24,365	27,802	89,535	125,168
Loan administration	28,269	12,924	27,407	12,679	7,167
Net (loss) gain on trading securities	(173)	10,354	(515)	76,529	5,861
Net gain (loss) on residuals and transferors’ interest	3,812	(4,665)	(16,243)	(7,847)	(82,867)
Net gain on loan sales	76,930	103,211	96,477	296,965	501,250
(Loss) gain on sales of mortgage servicing rights	(2,303)	(1,195)	59	(6,977)	(3,886)
Net gain on sale securities available for sale	—	—	8,556	6,689	8,556
Impairment — securities available for sale	(1,313)	—	(304)	(4,991)	(20,747)
Other fees	(4,749)	(7,691)	(20,455)	(41,083)	(49,645)

Total non-interest income	136,463	144,888	131,558	453,680	523,286
Non-interest expenses
Compensation, benefits and commissions	(66,057)	(59,844)	(64,686)	(238,188)	(297,388)
Occupancy and equipment	(17,614)	(15,757)	(16,456)	(65,285)	(70,009)
Asset resolution	(30,037)	(34,233)	(26,930)	(126,282)	(96,591)
Federal insurance premiums	(8,179)	(8,522)	(8,099)	(37,389)	(36,613)
Warrant (expense) income	(7,854)	1,405	4,222	(4,189)	(23,338)
Loss on extinguishment of debt	—	(11,855)	(16,446)	(20,826)	(16,446)
Other taxes	481	(1,964)	(977)	(3,180)	(16,029)
General and administrative	(21,568)	(21,756)	(21,597)	(80,554)	(116,617)

Total non-interest expense	(150,828)	(152,526)	(150,969)	(575,893)	(673,031)
Capitalized direct cost of loan closing	48	27	235	238	905

Total non-interest expense after capitalized direct cost of loan closing	(150,780)	(152,499)	(150,734)	(575,655)	(672,126)

Loss before federal income taxes and preferred stock dividends	(185,276)	(17,896)	(66,926)	(372,709)	(441,670)
Provision for federal income taxes	2,104	—	—	2,104	55,008

Net loss	(187,380)	(17,896)	(66,926)	(374,813)	(496,678)
Preferred stock dividends	(4,690)	(4,690)	(4,660)	(18,748)	(17,124)

Net loss available to common stockholders	$(192,070)	$(22,586)	$(71,586)	$(393,561)	$(513,802)

Basic loss per share (1)	$(0.74)	$(0.15)	$(1.53)	$(2.44)	$(16.17)

Diluted loss per share (1)	$(0.74)	$(0.15)	$(1.53)	$(2.44)	$(16.17)

1.)	Restated for a 1 for 10 reverse stock split announced May 27, 2010 and completed on May 28, 2010.
Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Year Ended
Summary of Consolidated	December 31,	September 30,	December 31,	December 31,	December 31,
Statements of Operations	2010	2010	2009	2010	2009
Net interest spread — Consolidated	2.06%	1.54%	1.69%	1.61%	1.54%
Net interest margin — Consolidated	2.02%	1.48%	1.54%	1.56%	1.55%
Net interest spread — Bank only	2.07%	1.55%	1.74%	1.63%	1.58%
Net interest margin — Bank only	2.08%	1.55%	1.67%	1.64%	1.65%
Return on average assets	(5.47)%	(0.64)%	(1.91)%	(2.81)%	(3.24)%
Return on average equity	(59.38)%	(8.35)%	(45.08)%	(36.63)%	(62.87)%
Efficiency ratio	79.0%	82.0%	84.3%	91.5%	91.5%
Average interest earning assets	$10,773,561	$11,158,181	$12,283,918	$11,215,569	$13,584,016
Average interest paying liabilities	$10,960,772	$11,383,551	$12,843,319	$11,437,410	$13,542,712
Average stockholder’s equity	$1,293,937	$1,082,499	$635,151	$1,074,571	$817,248
Equity/assets ratio (average for the period)	9.20%	7.71%	4.24%	7.66%	5.15%
Ratio of charge-offs to average loans held for investment	5.78%	5.90%	4.96%	4.82%	4.20%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

Summary of Consolidated	December 31,	September 30,	June 30,	December 31,
Statements of Financial Condition:	2010	2010	2010	2009
Total assets	$13,643,504	$13,836,573	$13,693,830	$14,013,331
Securities classified as trading	160,775	161,000	487,370	330,267
Securities classified as available for sale	475,225	503,568	544,474	605,621
Loans available for sale	2,585,200	1,943,096	1,849,718	1,970,104
Loans available for investment, net	6,031,483	6,838,226	6,835,817	7,190,308
Allowance for loan losses	(274,000)	(474,000)	(530,000)	(524,000)
Mortgage servicing rights	580,299	447,023	474,814	652,374
Government insured repurchased assets	1,731,276	1,515,928	1,362,519	826,349
Deposits	7,998,099	8,561,943	8,254,046	8,778,469
FHLB advances	3,725,083	3,400,000	3,650,000	3,900,000
Repurchase agreements	—	—	—	108,000
Stockholder’s equity	1,259,663	1,060,729	1,076,361	596,724
Other Financial and Statistical Data:
Equity/assets ratio	9.23%	7.67%	7.86%	4.26%
Core capital ratio (bank only)	9.61%	9.12%	9.24%	6.19%
Total risk-based capital ratio (bank only)	18.49%	16.87%	17.20%	11.68%
Book value per common share	$1.83	$5.30	$5.41	$7.53
Shares outstanding at the period ended	553,313	153,513	153,338	46,877
Average shares outstanding for the period ended (000’s)	161,565	128,411	115,707	31,766
Average diluted shares outstanding for the period ended (000’s)	161,565	128,411	115,707	31,766
Loans serviced for others	$56,040,063	$52,287,204	$50,385,208	$56,521,902
Weighted average service fee (bps)	30.8	31.5	32.4	32.1
Value of mortgage servicing rights	1.04%	0.85%	0.94%	1.15%
Allowance for loan losses to non performing loans held for investment (1)	86.1%	52.0%	52.3%	48.9%
Allowance for loan losses to loans held for investment (1)	4.35%	6.48%	7.20%	6.79%
Non-performing assets to total assets	4.35%	8.25%	9.06%	9.25%
Number of bank branches	162	162	162	165
Number of loan origination centers	27	27	28	32
Number of employees (excluding loan officers and account executives)	3,001	2,922	2,885	3,075
Number of loan officers and account executives	278	285	296	336

(1)	Bank only and does not include non-performing loans available for sale
Loan Originations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	December 31,		September 30,		December 31,
Loan type	2010		2010		2009
Residential mortgage loans	$9,164,615	99.9%	$7,613,502	99.8%	$6,902,271	99.9%
Consumer loans	1,022	—	486	—	936	—
Commercial loans	12,440	0.1	12,715	0.2	8,705	0.1

Total loan production	$9,178,077	100.0%	$7,626,703	100.0%	$6,911,912	100.0%

Loan Originations
(Dollars in thousands)
(Unaudited)

	For the Years ended
	December 31,		December 31,
Loan type	2010		2009
Residential mortgage loans	$26,560,810	99.9%	$32,330,658	99.9%
Consumer loans	3,068	—	5,802	—
Commercial loans	37,352	0.1	38,640	0.1

Total loan production	$26,601,230	100.0%	$32,375,100	100.0%

Loans Held for Investment
(Dollars in thousands)
(Unaudited)

	December 31,		September 30,		June 30,		December 31,
Description	2010		2010		2010		2009
First mortgage residential loans	$3,784,700	60.1%	$4,479,814	61.3%	$4,614,822	62.7%	$4,990,994	64.7%
Second mortgage residential loans	174,789	2.8	185,062	2.5	196,702	2.7	221.626	2.9
Commercial real estate loans	1,250,301	19.8	1,341,009	18.4	1,439,324	19.5	1,600,271	20.7
Construction loans	8,012	0.1	9,956	0.1	13,003	0.2	16,642	0.2
Warehouse lending	720,770	11.4	913,494	12.5	702,455	9.5	448,567	5.8
Consumer loans	358,036	5.7	373,086	5.1	388,250	5.3	423,842	5.5
Non-real estate commercial	8,875	0.1	9,805	0.1	11,261	0.1	12,366	0.2

Total loans held for investment	$6,305,483	100.0%	$7,312,226	100.0%	$7,365,817	100.0%	$7,714,308	100.0%

Composition of First Mortgage and Second Mortgage Residential Loans Held for Investment
As of December 31, 2010
(In thousands)
(unaudited)

	Portfolio Balance 1	Allowance 1
Performing modified (TDR)	$576,594	$46,857
Performing and not delinquent within last 36 months	2,084,578	27,700
Performing with mortgage insurance	122,677	—
Other performing	982,984	43,042
Non-performing - 90+ day delinquent	73,551	18,746
Non-performing with mortgage insurance	56,587	1,915
30 day and 60 day delinquent	62,518	4,866

Total	$3,959,489	$143,126

1)	Includes first mortgage and second mortgage loans
Composition of Commercial Real Estate and Non-Real Estate Loans Held for Investment
As of December 31, 2010
(In thousands)
(unaudited)

	Portfolio Balance	Allowance
Performing — not impaired	$933,557	$31,291
Special mention — not impaired	85,103	5,907
Impaired	73,631	17,181
Non-performing — not impaired	6,485	752
Non-performing	160,400	39,847

Total	$1,259,176	$94,978

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Beginning Balance	$(474,000)	$(530,000)	$(528,000)	$(524,000)	$(376,000)
Provision for losses	(48,914)	(51,399)	(94,950)	(249,892)	(504,370)
Provision for losses — NPL sale	(176,461)	—	—	(176,461)	—

Total provision for losses	(225,375)	(51,399)	(94,950)	(426,353)	(504,370)
Charge offs, net of recoveries
First mortgage loans	31,614	38,184	32,782	143,830	124,889
First mortgage loans — NPL sale	327,295	—	—	327,295	—
Second mortgage loans	5,454	6,130	10,597	26,022	41,807
Commercial real estate loans	55,833	57,631	42,311	153,062	144,963
Construction loans	81	417	434	574	2,887
Warehouse loans	182	(240)	614	1,638	1,111
Consumer loans:
HELOC loans	4,185	4,364	10,160	20,087	34,986
Other consumer loans	340	357	1,391	1,764	3,788
Other	391	556	661	2,081	1,939

Charge-offs, net of recoveries	425,375	107,399	98,950	676,353	356,370

Ending Balance	$(274,000)	$(474,000)	$(524,000)	$(274,000)	$(524,000)

Composition of Allowance for Loan Losses
As of December 31, 2010
(In thousands)
(Unaudited)

Description	General Reserves	Specific Reserves	Total
First mortgage loans	$109,262	$8,677	$117,939
Second mortgage loans	24,607	580	25,187
Commercial real estate loans	39,176	54,260	93,436
Construction loans	1,004	457	1,461
Warehouse lending	3,115	1,056	4,171
Consumer loans	24,806	13	24,819
Non-real estate commercial	1,117	425	1,542
Other and unallocated	5,445	—	5,445

Total allowance for loan losses	$208,532	$65,468	$274,000

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	December 31,	September 30,	June 30,	December 31,
	2010	2010	2010	2009
Non-performing loans held for investment	$318,416	$911,372	$1,013,828	$1,071,636
Real estate owned	151,085	198,585	198,230	176,968
Net repurchased assets/non-performing assets	28,472	31,165	27,985	45,697

Non-performing assets (1)	497,973	1,141,122	1,240,043	1,294,301

Non-performing loans available for sale	94,889	—	—	—

Non-performing assets including loans available for sale	$592,862	$1,141,122	$1,240,043	$1,294,301

Non-performing loans held for investment as a percentage of loans held for investment (1)	5.05%	12.46%	13.76%	13.89%
Non-performing assets as a percentage of total assets	4.35%	8.25%	9.06%	9.25%

(1)	Does not include non-performing loans available for sale
Asset Quality
(Dollars in thousands)
(Unaudited)

	December 31, 2010		September 30, 2010		June 30, 2010		December 31, 2009
		% of		% of		% of		% of
Days delinquent	Balance	Total	Balance	Total	Balance	Total	Balance	Total
30	$133,449	2.1%	$112,741	1.5%	$112,697	1.5%	$143,500	1.9%
60	53,745	0.9	73,740	1.0	83,044	1.1	87,625	1.1
90+ and matured delinquent	318,416	5.0	911,372	12.5	1,013,828	13.8	1,071,636	13.9

Total	$505,610	8.0%	$1,097,853	15.0%	$1,209,569	16.4%	$1,302,761	16.9%

Loans held for investment	$6,305,483		$7,312,226		$7,365,817		$7,714,308

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	December 31, 2010		September 30, 2010		December 31, 2009
Description	(000’s)	bps	(000’s)	bps	(000’s)	bps
Valuation gain (loss):
Value of interest rate locks	$(36,144)	(42)	$4,380	6	$(30,544)	(43)
Value of forward sales	54,937	64	31,649	42	60,838	85
Fair value of loans available for sale	37,099	43	140,993	185	106,153	149
LOCOM adjustments on loans held for investment	248	—	171	—	207	—

Total valuation gains	$56,140	65	$177,193	233	$136,654	191

Sales gains (losses):
Marketing gains	34,300	40	$17,141	22	$41,614	58
Pair off losses	5,998	7	(77,404)	(102)	(35,990)	(50)
Sales adjustments	(7,552)	(8)	(4,404)	(6)	(37,269)	(52)
Provisions for secondary marketing reserve	(11,956)	(14)	(9,315)	(12)	(8,532)	(12)

Total sales (losses) gains	20,790	24	(73,982)	(98)	(40,177)	(56)

Net gain on loan sales and securitizations	$76,930	89	$103,211	135	$96,477	135

Total loan sales and securitizations	$8,612,997		$7,619,097		$7,143,242

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Twelve Months Ended
	December 31, 2010		December 31, 2009
Description	(000’s)	bps	(000’s)	bps
Valuation gain (loss):
Value of interest rate locks	$4,335	2	$(68,552)	(21)
Value of forward sales	8,056	3	89,020	27
Fair value of loans available for sale	340,812	129	530,694	164
LOCOM adjustments on loans held for investment	286	—	(68)	—

Total valuation gains	353,489	134	$551,094	170

Sales gains (losses):
Marketing gains	106,760	39	$144,813	45
Pair off losses	(114,778)	(43)	(41,564)	(13)
Sales adjustments	(13,306)	(5)	(126,623)	(39)
Provisions for secondary marketing reserve	(35,200)	(13)	(26,470)	(8)

Total sales (losses) gains	(56,524)	(22)	(49,844)	(15)

Net gain on loan sales and securitizations	$296,965	112	$501,250	155

Total loan sales and securitizations	$26,506,672		$32,326,643

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	December 31, 2010		September 30, 2010		December 31, 2009
	Average	Annualized	Average	Annualized	Average	Annualized
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Interest-Earning Assets:
Loans available for sale	$2,408,275	4.39%	$2,166,072	4.63%	$2,228,222	5.28%
Loans held for investment:
Mortgage loans	4,276,034	4.57	4,734,031	4.52	5,437,706	4.80
Commercial loans	2,149,127	5.11	2,163,004	4.96	2,093,928	4.83
Consumer loans	364,926	6.13	381,725	6.09	440,890	6.12

Loans held for investment	6,790,087	4.83	7,278,760	4.74	7,972,524	4.88
Securities classified as available for sale or trading	659,650	5.28	863,201	5.08	1,654,235	5.21
Interest-bearing deposit	915,549	0.24	848,854	0.24	397,718	0.58
Other	—	—	1,294	0.27	31,219	0.02

Total-interest-earning assets	10,773,561	4.37	11,158,181	4.40	12,283,918	4.85
Other assets	3,284,523		2,874,163		2,697,323

Total assets	$14,058,084		$14,032,344		$14,981,241

Interest-Bearing Liabilities:
Demand deposits	$391,972	0.42%	$378,193	0.48%	$344,828	0.51%
Savings deposits	918,289	0.96	744,889	0.97	691,524	1.12
Money Market deposits	554,803	0.88	542,350	0.96	760,729	1.34
Certificate of deposits	3,314,286	2.17	3,401,739	2.77	3,756,472	3.19

Total retail deposits	5,179,350	1.68	5,067,171	2.14	5,553,553	2.51
Demand deposits	161,056	0.28	214,866	0.26	240,263	0.46
Savings deposits	313,394	0.65	171,880	0.74	88,300	0.58
Certificate of deposits	274,820	0.80	440,540	0.94	387,639	0.76

Total government deposits	749,270	0.63	827,286	0.72	716,202	0.64
Wholesale deposits	987,189	3.15	1,427,463	3.18	1,709,140	3.03

Total deposits	6,915,809	1.78	7,321,920	2.18	7,978,895	2.46
FHLB Advances	3,796,353	3.26	3,813,021	4.14	4,456,242	4.29
Security repurchase agreements	—	—	—	—	108,000	4.34
Other	248,610	2.64	248,610	3.22	300,182	4.97

Total interest-bearing liabilities	10,960,772	2.31	11,383,551	2.86	12,843,319	3.17
Other liabilities	1,803,375		1,566,294		1,502,771
Stockholder’s equity	1,293,937		1,082,499		635,151

Total liabilities and stockholder’s equity	$14,058,084		$14,032,344		$14,981,241

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Twelve Months Ended
	December 31, 2010		December 31, 2009
	Average	Annualized	Average	Annualized
	Balance	Yield/Rate	Balance	Yield/Rate
Interest-Earning Assets:
Loans available for sale	$1,945,913	4.69%	$2,743,218	5.18%
Loans held for investment:
Mortgage loans	4,759,105	4.64	5,815,218	5.13
Commercial loans	2,093,262	4.93	2,177,982	5.06
Consumer loans	390,166	6.03	495,454	5.51

Loans held for investment	7,242,533	4.80	8,488,654	5.14
Securities classified as available for sale or trading	1,076,610	5.19	2,048,748	5.25
Interest-bearing deposits	947,286	0.23	267,281	0.89
Other	3,227	0.10	36,115	0.08

Total-interest-earning assets	11,215,569	4.43	13,584,016	5.07
Other assets	2,814,603		2,283,895

Total assets	$14,030,172		$15,867,911

Interest-Bearing Liabilities:
Demand deposits	$382,195	0.50%	$303,256	0.49%
Savings deposits	761,416	0.92	557,109	1.39
Money Market deposits	560,237	0.92	702,120	1.74
Certificate of deposits	3,355,041	2.71	3,950,717	3.68

Total retail deposits	5,058,889	2.08	5,513,202	3.03
Demand deposits	264,473	0.38	117,264	0.50
Savings deposits	158,493	0.65	86,241	0.77
Certificate of deposits	309,051	0.84	611,453	1.59

Total government deposits	732,017	0.63	814,958	1.35
Wholesale deposits	1,456,221	3.09	1,791,999	3.55

Total deposits	7,247,127	2.13	8,120,159	2.97
FHLB Advances	3,849,897	4.03	5,039,779	4.33
Security repurchase agreements	79,053	3.48	108,000	4.33
Other	261,333	3.72	274,774	4.87

Total interest-bearing liabilities	11,437,410	2.82	13,542,712	3.53
Other liabilities	1,518,191		1,507,951
Stockholder’s equity	1,074,571		817,248

Total liabilities and stockholder’s equity	$14,030,172		$15,867,911

Pre-tax, pre-credit-cost Income
(Non GAAP measure)
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009
Loss before tax provision/benefit	$(185,276)	$(17,896)	$(66,926)

Add back:
Provision for loan losses	225,375	51,399	94,950
Asset resolution	30,037	34,233	26,930
Other than temporary impairment on AFS investments	1,313	—	304
Secondary marketing reserve provision	10,349	12,958	27,287
Write down of residual interest	(3,812)	4,665	16,243

Total credit-related-costs:	263,262	103,255	165,714

Pre-tax, pre-credit-cost income	$77,986	$85,359	$98,788

Pre-tax, pre-credit-cost Income
(Non GAAP measure)
(Dollars in thousands)
(Unaudited)

	For the Twelve Months Ended
	December 31, 2010	December 31, 2009
Loss before tax provision/benefit	$(372,709)	$(441,670)

Add back:
Provision for loan losses	426,353	504,370
Asset resolution	126,282	96,591
Other than temporary impairment on AFS investments	4,991	20,747
Secondary marketing reserve provision	61,523	75,627
Write down of residual interest	7,847	82,867
Reserve increase for reinsurance	432	24,846

Total credit-related-costs:	627,428	805,048

Pre-tax, pre-credit-cost income	$254,719	$363,378